As filed with the Securities and Exchange Commission on June 25, 1998

                                                      Registration No. _________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                      TeleServices International Group Inc.
--------------------------------------------------------------------------------
               (Exact name of Company as specified in its charter)

            Florida                                      59-2773602
--------------------------------------------------------------------------------
(State or other jurisdiction                (I.R.S. Employer Identification No.)
of incorporation or organization)

100 Second Avenue South, Suite 1000, St. Petersburg, Florida             33701
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                              (Zip Code)

                         TeleServices Stock Option Plan
--------------------------------------------------------------------------------
                            (Full title of the plan)

            Robert P. Gordon, 100 Second Avenue South, Suite 1000,
                         St. Petersburg, Florida 33701
--------------------------------------------------------------------------------
                    (Name and address of agent for service)

                                 (813) 895-4410
--------------------------------------------------------------------------------
         (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE


                                                  Proposed maximum        Proposed maximum
  Title of securities        Amount to be          offering price        aggregate offering          Amount of
   to be registered           registered              per share                price           registration fee (1)
-------------------------------------------------------------------------------------------------------------------
     Common Stock,
 $.0001 Par Value (2)          8,000,000                $.25               $2,000,000.00              $590.00
===================================================================================================================
        Totals                 8,000,000                                   $2,000,000.00              $590.00
===================================================================================================================

(1) The fee with respect to these shares has been calculated pursuant to Rule 457(h)(1) and Rule 457(c) of Regulation C under the Securities Act of 1933, as amended, and based upon the average of the bid and asked price per share of the Company's common stock on a date within five (5) days prior to the date of filing of this Registration Statement, as reported on the National Association of Securities Dealers, Inc. Electronic Bulletin Board.

(2) To be issued, at the sole discretion of the Company, as direct shares, or shares underlying options granted to and to be granted, under the TeleServices Stock Option Plan (the "Plan").

                      REGISTRATION OF ADDITIONAL SECURITIES

         In accordance with General Instruction E of Form S-8, TeleServices International Group Inc. (the "Registrant") is registering additional shares of common stock pursuant to the TeleServices Stock Option Plan (the "Plan"). The Registrant currently has an effective registration statement filed on Form S-8 relating to the Plan which registered securities of the same class as those being registered herewith, File No. 333-52271, filed with the Securities and Exchange Commission on May 8, 1998, and which prior registration statement included a reoffer prospectus. The Registrant incorporates by reference into this registration statement the contents of its earlier registration statement on Form S-8 (Registration No. 333-52271); provided, however, that a revised reoffer prospectus is being filed herewith, which supercedes and replaces the earlier reoffer prospectus as of the date hereof.

         The number of shares of common stock authorized to be issued under the Plan is 20,000,000. The prior registration statement filed on Form S-8 (Registration No. 333-52271) registered an initial 12,000,000 shares authorized to be issued under the Plan. This registration statement registers the remaining 8,000,000 shares authorized to be issued under the Plan.


Exhibits.

         Exhibit Number        Description

              4.1 The Company's Articles of Incorporation, as amended, which define the rights of holders of the equity securities being registered. (Incorporated by reference to Exhibit 3.5 to the Company's Form 10-QSB for the quarter ended March 31, 1997.)

              4.2 The Company's Bylaws, as amended, which define the rights of holders of the equity securities being registered. (Incorporated by reference to Exhibit 3.3 to the Company's Current Report on Form 8-K dated October 17, 1996 and filed October 23, 1996.)

              5.7              Opinion  of  Counsel,  Futro  & Trauernicht, LLC.
                               (Filed herewith.)

              10.3 TeleServices Stock Option Plan. (Incorporated by reference to Exhibit 10.3 to the Company's Registration Statement of Form S-8, Registration No. 333-52271, filed May 8, 1998.)

              23.15            Consent  of  Schumacher   &   Associates,   Inc.,
                               Certified Public Accountants. (Filed herewith.)

              23.16            Consent  of    Futro    &    Trauernicht,    LLC.
                               (Included in Exhibit 5.7.)

                      TELESERVICES INTERNATIONAL GROUP INC.

                             UP TO 12,214,710 SHARES
                         COMMON STOCK, $.0001 PAR VALUE


     Up to 11,694,710 shares of Common Stock may be reoffered and resold on a continuous or delayed basis in the future by the Selling Security Holders, each of whom are deemed or may be deemed (if unknown to the Company at the date of this Prospectus) to be affiliates of the Company. See "Selling Security Holders." The Company will not receive any of the proceeds from the sale of shares by the Selling Security Holders. The Company is required to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934. The Company's Common Stock is traded on the Over-the-Counter Bulletin Board of the National Association of Securities Dealers, Inc. under the trading symbol "TSIG." On June 23, 1998, the closing bid and asked prices were $.25 and $.25 per share, respectively.

               SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT
                   SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF
                            THE SECURITIES OFFERED HEREBY.


                                   ----------------



     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     NO PERSON IS AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.







                  THE DATE OF THIS PROSPECTUS IS JUNE 25, 1998.

                  AVAILABLE INFORMATION AND CERTAIN DEFINITIONS

         All references herein to the "Company" or the "Registrant" include TeleServices International Group Inc. and its subsidiaries. The Company is a reporting company subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information (the "1934 Act Filings") with the Securities and Exchange Commission (the "Commission"). The Company has filed with the Securities and Exchange Commission, 450 5th Street, N.W., Washington, D.C. 20549, a registration statement on Form S-8, of which this reoffer prospectus is a part (herein, together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended, regarding the shares of the Company offered. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits, and undertakings contained in the Registration Statement. Statements contained in this Prospectus concerning the provisions of documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and exhibits thereto. Copies of the Registration Statement, including the exhibits thereto, and the 1934 Act Filings, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company, and the address is http://www.sec.gov.

         This Prospectus constitutes a revised reoffer prospectus in connection with the reoffer and resale of certain Control Securities (as defined in Instruction C of Form S-8) issuable pursuant to the TeleServices Stock Option Plan. This Prospectus supercedes and replaces the earlier reoffer prospectus filed with a registration statement on Form S-8, Registration No. 333-52271, filed on May 8, 1998.

                        DISCLOSURE OF COMMISSION POSITION
                ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will governed by the final adjudication of such issue.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents are incorporated into this reoffer prospectus by reference and made a part hereof: (i) contents of the Company's Registration Statement on Form S-8, being filed with the Securities and Exchange Commission concurrently herewith, of which this reoffer prospectus is a part; (ii) the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997, and the consolidated financial statements and schedules of the Company included therein, audited by Schumacher & Associates, Inc., Certified Public Accountants, as set forth in their report with respect thereto; and (iii) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-KSB referred to above.

         All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of any post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in the Registration Statement and this Prospectus by reference and to be a part hereof from the date of filing of such documents.

         Any statement contained in the Registration Statement, in a supplement to the Registration Statement or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this reoffer prospectus to the extent that a statement contained herein or in any subsequently filed supplement to the Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement and this reoffer prospectus.



                                   PROSPECTUS
                                TABLE OF CONTENTS


AVAILABLE INFORMATION AND CERTAIN DEFINITIONS..................................2
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION...........................2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................2
PROSPECTUS SUMMARY.............................................................4
RISK FACTORS...................................................................8
SELLING SECURITY HOLDERS......................................................11
PLAN OF DISTRIBUTION..........................................................12
DESCRIPTION OF SECURITIES TO BE REGISTERED....................................12
INTERESTS OF NAMED EXPERTS AND COUNSEL........................................12

                               SUMMARY INFORMATION

         The following summary information should be read in conjunction with, and is qualified in its entirety by, the detailed information and financial statements and related notes thereto appearing either elsewhere in this Prospectus or included in the Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, and any other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-KSB, which are incorporated herein by reference. Unless otherwise indicated, all references in this Prospectus to the "Company" refer to TeleServices International Group Inc. and its subsidiaries.

THE COMPANY

         Overview

         The Registrant is an provider of global teleservices to companies focused on selling products and services through toll-free numbers and the Internet. Services offered by the Registrant include telephone sales/order capturing, customer service and product support, assistance with billing and other inquiries, as well as direct response advertising.

         The Registrant's primary subsidiary, Visitors Services International Corp. (formerly Visitors Services, Inc.) was formed under the laws of the State of Florida in November 1992 as a teleservices company specializing in the travel and tourism segment, providing automated hotel and airline reservation services on an outsourced basis. VSI's customers include Convention and Visitors Bureaus ("CVB"), ski resorts, airlines, and golf schools. VSI provides a computerized reservation system and incentive-motivated, multi-lingual destination counselors who are accessible to leisure travelers via specific toll-free telephone lines operating 24 hours a day, 365 days a year.

         History of the Company

         TeleServices International Group Inc. (formerly Visitors Services International Corp. and Dynasty Capital Corporation) (the "Registrant", the "Company" or "TSIG") was a development stage enterprise formed under the laws of the State of Florida to evaluate, structure and complete a business combination in the form of a merger with, or acquisition of, prospects consisting of private companies, partnerships or sole proprietorships. The Registrant sold 2,500,000 units of $.0001 par value Common Stock ("Common Stock") at $.02 per unit, for total proceeds of $50,000 in a public offering which closed on June 8, 1987. The Company was formed for the purpose of seeking potential business opportunities in the form of the acquisition of an existing business that has profit potential.

         Acquisition of Visitors Services International Corp.
         (formerly Visitors Services, Inc.)

         On September 26, 1996, Registrant executed an Agreement and Plan of Reorganization ("Agreement") with Visitors Services International Corp., formerly Visitors Services, Inc. ("VSI"), and certain Stockholders of VSI, pursuant to which a minimum of 80% of the issued and outstanding shares of VSI were to be exchanged on a one share for one share basis for shares of restricted stock of the Registrant, after the Registrant effect a 14.4 to 1 reverse stock split of the shares outstanding before the date of the Agreement from 10,801,000 shares down to 750,093 shares (in lieu of any fractional shares created as a result of the reverse stock split, each holder of a fractional share was issued one additional whole share). The Closing Date of the Agreement was September 27, 1996, when the Registrant's reverse stock split was effected and certain Stockholders of VSI holding at least 80% of the outstanding shares of VSI executed the Agreement. The "Exchange Offer" was extended to the remaining shareholders of VSI, all of whom accept the offer. The Exchange Offer was made in accordance with Rule 506 of Regulation D of the Securities Act of 1933, as amended, or such other appropriate and available exemption(s). By virtue of the reorganization, VSI became a subsidiary of the Registrant. The transactions described in the Agreement are referred to as the "Reorganization."

         Significant Developments During Fiscal 1997

         A. Acquisition of Assets of International Reservation Services, Limited ("IRSL"). The Registrant, through a subsidiary corporation, VSI, acquired and took possession of all the assets of International Reservation Services, Limited ("IRSL") on January 21, 1997, to utilize all such assets to operate the former business of IRSL as the business of VSI. VSI acquired these assets from IRSL as a result of a bankruptcy proceeding of IRSL.

         IRSL filed a voluntary petition for relief under Chapter 11 of Title 11, USC, in the United States Bankruptcy Court - District of Connecticut, case number 96-51396, on August 21, 1996. VSI was granted first priority lien on IRSL's assets, by replacing U.S. Transportation Systems, Inc. ("USTS") as senior lender to IRSL, when VSI paid to USTS the amount of $388,737.25, on January 20, 1997. Pursuant to Section 9-505 of the Uniform Commercial Code, VSI took possession and title to all of IRSL's assets, free and clear of liens, claims and encumbrances on January 21, 1997 in accordance with the Court's Order dated January 17, 1997, which Order permitted VSI to act as a "Replacement Lender" in the bankruptcy proceeding by paying the debts owed by IRSL to USTS and thereby succeeding to all right, title, and interest of USTS in and to any and all claims against IRSL and any and all collateral securing such claims and succeeding to all the rights of USTS, including the right to take immediate possession of all assets. VSI also paid $184,000 to the Connecticut Department of Development ("DED") on January 20, 1997, to remove the DED's secured claim lien on IRSL assets.

         The funds paid by the Registrant in this acquisition were loaned to the Registrant by Robert P. Gordon, who is the Chairman and a major shareholder of the Registrant.

         The assets of IRSL consist primarily of equipment, account receivables, customer contracts and the rights to approximately one hundred "800" telephone numbers. The Registrant intends to utilize all such assets to operate the former business of IRSL as the business of VSI. The business, which began in 1992, is as a destination database marketing service company, specializing in the provision of a centralized nationwide lodging reservation service and other travel related services. The business acts as a "transparent" service provider appearing to customers calling on dedicated 800 telephone numbers as the regional tourism agency, hospitality association, or commercial tourism organization that it has contracted with to provide the central reservation service for. The business provides the booking service seven days a week, twenty-four hours a day, and all reservation requests are responded to with live agents. Revenues from the business are derived from a booking fee paid by the lodging properties for completed stays. The business also books airline tickets for travelers making lodging reservations, as well as auto rentals.

         B. Acquisition and Disposition of GuaranTEE Time, Inc. ("GTT"). The Registrant acquired all of the outstanding capital stock of GuaranTEE Time, Inc. ("GTT") on February 24, 1997, in exchange for restricted common stock of the Registrant. Initially 100,000 shares of the Registrant were issued to the selling shareholders of GTT in exchange for their 100% interest in GTT.

         GTT was founded in 1995 with the idea of providing automated tee-time scheduling for daily-fee golf courses and their customers. The strategy was to provide the courses in a given area with a computerized tee-sheet and then connect these courses via a local network that would allow golfers to schedule a tee-time at any participating course by calling one centralized number.

         The Registrant disposed of substantially all of the assets of GTT on October 3, 1997, following a sale by GTT (as seller) to Guarantee Time Acquisitions, Inc., an unaffiliated third-party (the "Buyer").

         Consideration received by the Registrant and GTT in the transaction consisted of the following: $30,000 in earnest money plus $436,012 in cash; Buyer's promissory note in the amount of $150,000; Buyer's assumption of certain payments aggregating $35,000; and Buyer's assumption of certain liabilities, up to an aggregate of $433,000. The Registrant and GTT agreed not to compete with the Buyer for a period of three years in the business of tee-time reservation services.

         In connection with the transaction, the Registrant granted to Buyer a right to purchase 50,000 shares of restricted common stock of the Registrant, at an exercise price of $1.00 per share, on or before September 30, 2000.

         As part of the original acquisition agreement, the Registrant agreed that up to an additional 500,000 shares of restricted common stock of the Registrant may be issued to the selling shareholders of GTT over the next three years if GTT's net income exceeds certain projections over that period of time. As a result of the sale of assets, because the original selling shareholders of GTT have been precluded from receiving additional shares, the Registrant is currently negotiating settlement of this matter with the original selling shareholders of GTT.

         Recent Changes

         Effective June 8, 1998, the Registrant acquired a 6% equity interest in a privately-held company called Teleservices Holdings Corporation ("Holdings"), in exchange for 1) the Registrant's waiver of any interest it may have had in acquiring five companies which Holdings intends to acquire; and 2) the Registrant's release of four persons from their obligations to the Registrant under their respective employment and consulting contracts. Holdings also agreed to change its corporate name to a name dissimilar from "teleservices." The transaction was approved by the disinterested members of the Board of Directors of the Registrant.

         The Registrant's interest consists of 600,000 shares of Series A Preferred Stock of Holdings, which represents approximately a 6% interest in Holdings on a fully-diluted basis. The shares are convertible into common stock, and have a liquidation preference of $1.57 per share, or $942,000 in total.

         As part of the transaction, certain individuals resigned from their positions with the Registrant and its subsidiaries: Stephen G. McLean resigned as a director and as Chief Executive Officer of the Registrant and its subsidiaries; Raymond P. Wilson resigned as Chief Financial Officer of the Registrant and its subsidiaries and as President and Chief Financial Officer of the Registrant's subsidiary, Visitors Services International Corp.; Robert C. Gust resigned as a consultant; and Kevin N. Blayne resigned as a consultant. These individuals will join Holdings as employees and will receive, in the aggregate, a minority equity interest in Holdings.

         Robert P. Gordon, Chairman of the Registrant, will temporarily assume the duties of Chief Executive Officer and Chief Financial Officer of the Registrant and its subsidiaries until permanent replacements are named.

         The following individuals were added to the management team:

         Alyce A. Cucurullo, who has served as a management consultant to the Company since April of 1998, will become the Company's Chief Operating Officer. She has an established track record in the teleservices sector with experience in Call Center Operations, Sales and Account Management, Information Systems, Accounting and Finance, Human Resources and Purchasing and Facilities Management. Previously, Ms. Cucurullo served as Executive Vice President, Chief Operations Officer and Chief Financial Officer of IQI, Inc. from 1991-1997 (formerly, Edward Blank Associates, Inc., the fifth largest inbound/outbound teleservices agency in the country). While at IQI, Ms. Cucurullo oversaw the day to day operations, while creating and executing an accelerated growth strategy that included the evaluation of potential acquisitions, the re-engineering of call center technology, the construction and staffing of new call centers, and concluded with all activities associated with the sale of the company. She also served as the primary point of contact to several of IQI's larger accounts, including the largest account, AT&T.

         Catherine I. Krell, who has served as a marketing consultant to the Company since August 1996, was named Vice President of Marketing Communications. Ms. Krell has extensive marketing experience in the tourism, hospitality and consumer products industries. Her accomplishments include the repositioning and marketing of Los Angeles to increase tourism, the repositioning of Hilton Hotels, and new product introductions for Warner Lambert, Scott Paper Products, and Hills Bros. Coffee. Ms. Krell has held senior management positions with major advertising agencies in New York and Los Angeles, McCann Erickson, Inc. and J. Walter Thompson. She was named one of twelve Outstanding Women in Advertising in the United State by Adweek magazine. Ms. Krell headed her own marketing consulting company, Marketing Directions, Inc.

         Timothy J. Heidemann was named Vice President of Call Center Operations. He brings with him over 15 years of experience in teleservices call center and direct mail/direct marketing channel management. Mr. Heidemann's track record of producing optimal performance from call centers is a direct result of his ability to combine operational expertise and strong motivational and leadership skills. Mr. Heidemann consulted to AT&T's largest inbound clients, including Continental Airlines, Amoco Motor Club, Mead Data and Thompson Vacations. He was responsible for managing the center review process for these clients and presenting and implementing the resulting recommendations relative to workforce management and overall call center performance and profitability. Mr. Heidemann's extensive experience includes telemarketing sales, customer service, channel and vendor management, as well as "hands-on" management of AT&T's largest consumer acquisition telemarketing program from 1994-1996.

         Jeannie L. Lewin was named Vice President Sales. Ms. Lewin has an extensive hotel sales background with over eleven year of experience in the hospitality industry. Ms. Lewin joined VSI as Regional Director of Sales for the West Coast in November 1996. She has worked with nationally recognized hotel chains such as Hyatt Hotels & Resorts, Marriott and Hilton Hotels. Ms. Lewin has spent five years with Hyatt and most recently held the position of Director of Sales & Marketing at the Hyatt Regency Alicante in Anahaim, CA. Ms. Lewin also served as Director of Sales & Marketing at the Hyatt Newporter in Newport Beach, CA and as Associate Director of Sales for the Hyatt Regency Hilton Head, in South Carolina. Ms. Lewin has worked closely with many Convention & Visitors Bureaus and Tourism Development Councils on marketing committees and advertising campaigns. She is a member of Professional Conference Management Association
(PCMA), Meeting Planner International (MPI), and the American Society of Association Executives (ASAE).

         Richard E. Olson was named Vice President Account Management/Customer Service. Mr. Olson had joined the wholly owned subsidiary, VSI, in July 1995 as Vice President of Sales. Prior to that, Mr. Olson served as Regional Vice President for the International Hotel Academy, responsible for account development and revenue growth for The Grand Wailea Resort, Hotel and Spa, Maui, and The Biltmore Hotel, Los Angeles. In this role, Mr. Olson developed sales strategies, systems and managed the sales campaign. Mr. Olson's diverse experience includes ten years of service with Hyatt Hotels Corporation. Most recently, he served as Director of National Accounts in the Washington, D.C. Hyatt National Sales Office where he was the top revenue producer. In this capacity, his responsibilities included Convention and Group Sales for all 86 domestic Hyatt properties.


THE OFFERING


   Common Stock offered by the Selling Security Holders             Up to 12,214,710 Shares

   Shares of Common Stock Outstanding as of June 24, 1998           43,963,030

   Use of Proceeds                                                  The Company will not receive any
                                                                    proceeds from the sale of shares by the
                                                                    Selling Security Holders

   Over-the-Counter Bulletin Board Symbol                           TSIG

                                  RISK FACTORS

THE COMPANY'S SECURITIES INVOLVE A HIGH DEGREE OF RISK, INCLUDING, BUT NOT LIMITED TO, THE FACTORS DESCRIBED BELOW. AN INVESTMENT IN THE COMPANY'S SECURITIES SHOULD BE MADE ONLY BY PERSONS WHO CAN AFFORD A LOSS OF THEIR ENTIRE INVESTMENT. INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY.

         No Assurance of Profitability; Highly Speculative Investment. The Company has been operating at a loss since inception, and there is little upon which to base an assumption that the Company's plans will either materialize or prove successful, and, accordingly, there can be no assurance of whether or when operations will become profitable.

         History of Operating Losses; Working Capital Deficit; Financial Instability. For the fiscal year ended December 31, 1997, the Company sustained a net loss of approximately $18,042,742. These losses are expected to continue for a presently undetermined time. As of December 31, 1997, the Company had negative stockholders' equity of $5,193,925, an accumulated deficit of $26,066,383 and a working capital deficit of $5,597,256. As of the date hereof, the Company has earned limited operating revenues. Various factors affecting the Company's operations may raise substantial doubt as to the Company's ability to continue as a going concern. There can be no assurance that the Company will be able to continue as a going concern or achieve sustainable revenues or profitable operations.

         Additional Funding Required. The Company's business will require substantial investment on a continuing basis to finance capital expenditures and related expenses in pursuit of its business plan. Furthermore, there is no assurance that the Company will be able to generate additional capital on a timely basis and on satisfactory terms and conditions to meet its future financing needs or to expand into additional markets. In connection with the further development of the Company's business, the Company anticipates that it may need to raise additional funds through subsequent private placements which will be exempt from registration. Any such additional private placements will not require prior shareholder approval, and may be equity offerings of Common Stock or Preferred Stock convertible into Common Stock, or debt offerings of notes or debentures convertible into Common Stock. Any subsequent private placement of equity securities (i.e., stock) or debt securities convertible into Common Stock would have the effect of immediately diluting the interest of the then existing shareholders of the Company. Furthermore, the Company may also grant registration rights to investors in subsequent private placements, if any.

         Acquisition of Compact Connection, Inc. The Company has acquired the business and the assets of Compact Connection, Inc. (an unaffiliated Nevada corporation), through the Company's wholly-owned subsidiary, Compact Connection, Inc. (a Delaware Corporation) ("CCI"), effective at the close of business on April 30, 1998, pursuant to an Asset Purchase Agreement dated April 23, 1998. Payment of the purchase price of 6,000,000 shares of Common Stock of the Company is contingent on satisfactory completion of a due diligence review by the Company and an independent audit of the financial statements of the acquired business. The acquired assets consist primarily of equipment, distributor contracts, tradenames and trademarks, and goodwill. The business, involves the direct-music marketing of compact disks and cassettes, through the use of a music card, similar to a credit card or long-distance calling card, that allows purchasers of the card the ability to buy a specific number of compact disks or cassettes from over 200,000 titles, including the music industry's latest top releases, at "below-retail" prices. Orders are taken over a toll-free number and are delivered via mail. Music cards can be purchased directly from the business or from authorized distributors. In the event that the Company's due diligence review or the audited financial statements prove unsatisfactory to the Company, the Company can "unwind" the transaction. There can be no assurance that the Company's due diligence review or the audited financial statements prove satisfactory; and even if the transaction is not "unwound," there can be no assurance that the operations of CCI will be profitable or result in any benefits to the Company.

         Technological Obsolescence. The computer software field is characterized by rapid technological developments and advances, particularly in the travel industry. Although the Company believes that its computer system is expected to be technically and economically competitive and it is anticipated that it will not become obsolete for the foreseeable future, it is possible that intervening development of new technology and/or new systems could render all or part of the Company's systems obsolete.

         Current Litigation. The Company and its subsidiaries are currently involved in several litigation matters. The Form 10-KSB for the year ended December 31, 1997, and the Form 10-QSB for the quarter ended March 31, 1998, both incorporated herein by reference, provide summaries of these matters. There can be no assurance that the outcome of any litigation will be favorable to the Company or its subsidiaries.

         Non-Exclusivity and Potential Conflicts of Interests of Officers and Directors. Two of the Company's Officers and Directors, Robert P. Gordon and Paul W. Henry, are engaged in other activities and endeavors, and thus may devote less than full time to the Company's activities. Because the Officers and Directors may engage in operations independent of the Company, their activities may conflict with those of the Company. In dealing with any potential conflicts which may arise as a result of their outside activities, the Officers and Directors will attempt to conduct themselves in accordance with their fiduciary obligations to the Company.

         Reliance on Existing Management; Lack of "Key-Person" Life Insurance. The Company's operations are presently dependent on the existing management. The loss to the Company of one or more of its existing executive officers could have a material adverse effect on the Company's business and results of operations. The Company does not currently maintain "key person" life insurance on the life of any of its officers, directors, employees or consultants.

         Competition. The Company may be competing with other corporations which have greater assets, financial resources, research and marketing capabilities. No assurance can be given that the Company will be successful in meeting the competition or in developing or marketing its products and services.

         Control by Officers, Directors and Principal Stockholders. The Company's current officers and directors beneficially own a substantial portion of the outstanding Common Stock. Because the Company's Articles of Incorporation do not provide for cumulative voting, the holders of such a substantial interest may be in a position to elect all of the directors if they choose to do so. Accordingly, these persons, individually and as a group, would be able to effectively control the Company and direct its affairs and business, including any determination with respect to the acquisition or disposition of assets by the Company, future issuances of Common Stock or other securities by the Company, declaration of dividends on the Common Stock, and the election of directors. Such concentration of ownership may also have the effect of delaying, deferring, or preventing a change in control of the Company.

         Indemnification and Limitation of Directors' Liability. The Company's Bylaws provide that the Company shall indemnify in the manner and to the extent permitted by law, any person (or that person's testator or intestate successor) made or threatened to be made a party to any action or proceeding, whether domestic or foreign, civil or criminal, judicial or administrative, or federal or state, by reason of the fact that the person was a director or officer of the Company or served any other corporation in any capacity at the request of the Company. Further, the Company has entered into agreements with several officers and directors of the Company and its subsidiaries, and may enter into agreements with additional officers and directors, to indemnify and hold such persons harmless, to the maximum extent permitted by law in the event any claims or legal actions are brought against such person arising out of his acts or decisions done or made in the authorized scope of such person's employment or position with the Company.

         The  General   Corporation  Law  of  Florida  eliminates  the  personal
liability of its directors to the Company or its stockholders for monetary damages for breach of fiduciary duty of loyalty and care as a director, unless:
(a) the director breached or failed to perform his duties as a director; and (b) the directors breach of, or failure to perform, those duties constitutes: (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper person benefit, either directly or indirectly; (iii) a circumstance under which a director votes for or assents to an unlawful distribution; (iv) in a proceeding by or in the right of the Company to procure a judgment in its favor or in the right of a shareholder, conscious disregard for the best interests of the Company, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the Company or a shareholder with, recklessness or an act of omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

         The Company has been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Act, that such provisions are against public policy as expressed in the Act and are therefore unenforceable.

         Preferred Stock. The Company's Articles of Incorporation authorize the Company to issue 10,000,000 shares of Preferred Stock, $.001 par value. None are issued as of the date of this Reoffer Prospectus. The Preferred Stock may be divided into and issued in one or more series as may be determined by resolution of the Board of Directors. The Board of Directors is authorized, without any further action by the shareholders, to determine dividend rates, liquidation preferences, redemption provisions, sinking fund provisions, conversion rights, voting rights, and other rights, preferences, privileges and restrictions of any wholly unissued series of Preferred Stock and the number of shares constituting any such series. In addition, such Preferred Stock could have other rights, including voting and economic rights senior to the Common Stock so that the issuance of such stock could adversely affect the market value of the Common Stock. The creation of one or more series of Preferred Stock also may have the effect of delaying, deferring or preventing a change in control of the Company without any action by shareholders.

         Limited Public Market for Common Stock. The Company believes there has been only limited trading in the Company's Common Stock. There is no assurance that the Common Stock will continue to be publicly tradable or that any liquidity exists for the Company's shareholders.

         No Dividends on Common Stock and None Anticipated. The payment by the Company of cash dividends, if any, to holders of Common Stock in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, its capital requirements and its financial condition, as well as other relevant factors. The Company has not paid or declared any cash dividends upon its Common Stock since its inception and by reason of its present financial status and its contemplated future financial requirements does not contemplate or anticipate making any cash distributions upon its Common Stock in the foreseeable future.

         Future Issuances of Common Stock Pursuant to Non-Statutory Stock Option Plans, Non-Plan Options, Warrants and Contingent Stock Issuances. The Company has in effect three separate non-qualified stock option plans which, combined, initially reserved for issuance up to 40,000,000 shares of the Company's Common Stock, for the benefit of officers, directors, employees and consultants of the Company and its subsidiaries. As of the date of this Reoffer Prospectus, approximately 18,888,449 shares of Common Stock remain reserved for issuance and approximately 12,689,193 of these shares are currently under option. The Company also currently has outstanding non-plan options, warrants and other contingent commitments to issue an aggregate of approximately 21,460,693 shares of Common Stock (this amount includes 6,000,000 shares proposed to be issued in connection with the acquisition of Compact Connection, Inc. - see the above risk factor captioned "Acquisition of Compact Connection, Inc."). Additional securities or options to acquire securities of the Company may be issued or granted at any time by the Board of Directors, in most cases without requiring shareholder approval. The issuance of additional shares will have the effect of diluting the percentage ownership of the then existing shareholders.

         Future Sales of Common Stock by Management and Others. Future sales of Common Stock by management and others may be made pursuant to and in compliance with the provisions of Rule 144 of the Securities Act of 1933, as amended. In general, under Rule 144, a person who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of shares which does not exceed the greater of one percent of the then outstanding shares of Common Stock or (if qualified) the average weekly trading volume in shares during the four calendar weeks immediately prior to such sale. Rule 144 also permits under certain circumstances, the sale of shares without any quantity or other limitation by a person who is not an affiliate of the Company and who has satisfied a two-year holding period. In addition, management and others have acquired and may acquire in the future shares of Common Stock registered on Form S-8, which shares may be sold, subject to compliance with state securities laws, by non-affiliates without restriction, and by affiliates

(including management) either (i) pursuant to Rule 144 but without regard to the holding period or (ii) pursuant to an effective reoffer prospectus filed for the Form S-8. Future sales of Common Stock may have an adverse effect on the then prevailing market price, if any, of the Common Stock and adversely affect the Company's ability to obtain future financing in the capital markets as well as create a potential market overhang.


                            SELLING SECURITY HOLDERS

         The following table sets forth all persons eligible to resell and the amounts of securities available to be resold, if known at the date of this Prospectus, whether or not they have a present intent to do so. Reoffer and resales of the following securities may be made on a continuous or delayed basis in the future. The shares of Common Stock being registered hereunder for reoffer and resale are defined as control securities and have been or may be acquired by the Selling Security Holders, each of whom are deemed or may be deemed to be affiliates of the Company, pursuant to the TeleServices Stock Option Plan.


                                                                                                    Number and
Name and address of            Relationship with      Number of Shares     Number of Shares    Percentage of Shares
Selling Stockholder          Company within past     beneficially owned      which may be       beneficially owned
                                  three years       before the offering   offered for resale      after offering
-------------------          -------------------    -------------------   ------------------   --------------------

Robert P. Gordon                      (1)                 12,399,969            7,520,000 (2)          4,879,969
Suite 1000                                                                                                (8.69%)
100 Second Ave. South
St. Petersburg, FL 33701

Persons unknown to the                --                      --                4,694,710                   --
Company (3)

---------------------


(1) Robert P. Gordon, 47, has served as the Chairman and a Director of the Registrant since September 26, 1996. Mr. Gordon founded the Registrant's subsidiary, VSI, in 1992.

(2) Mr. Gordon individually owns 2,929,352 shares of the Company's Common Stock, Elizabeth K. Gordon, his wife, individually owns 1,409,857, and they jointly own 698,750 shares. Also included are 362,010 shares owned by Heaven International, Inc., which is controlled by Robert P. Gordon. On December 8, 1997, Mr. Gordon was granted a total of 7,000,000 options to purchase common stock under the Plan, exercisable at $0.15 per share, expiring on December 31, 2002. The shares underlying these options were registered for reoffer and resale pursuant to a reoffer prospectus filed in conjunction with a Form S-8 Registration Statement (Registration No. 333-52271) filed on May 8, 1998, which registered 12,000,000 shares issuable under the Plan. All such options have been exercised and 6,480,000 underlying shares have been sold pursuant to the earlier reoffer prospectus by Mr. Gordon. The remaining 520,000 shares are included in this reoffer prospectus for possible reoffer and resale.

       On April 20, 1998, Mr. Gordon was granted an additional 7,000,000 options to purchase common stock under the Plan, exercisable at $0.15 per share, expiring on April 30, 2003. The shares underlying these additional options are being registered hereunder for possible reoffer and resale, which may be made on a continuing or delayed basis in the future. At the date of this Prospectus, Mr. Gordon has not exercised any of these additional options.

(3) As the names of any other Selling Security Holders and the amounts of securities to be reoffered become known, the Registrant will supplement this Prospectus with such information.


                              PLAN OF DISTRIBUTION

         Up to 11,694,710 of the shares of Common Stock offered hereby may be sold by the Selling Security Holders, and may be offered privately or through the selling efforts of brokers or dealers unknown to the Registrant.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

         The  Company's  Articles  of  Incorporation,  as  amended,  included in
Exhibit 3.5 to the Company's Form 10-QSB for the quarter ended March 31, 1997, and the Company's Bylaws, as amended, included in Exhibit 3.3 to the Company's Current Report on Form 8-K dated October 17, 1996, define the rights of holders of the Common Stock being registered. The securities to be registered hereunder for reoffer and resale by the Selling Security Holders are of the same class. The Selling Security Holders have or will acquire the shares of Common Stock pursuant to one of the Company's employee's and consultant's benefit plans, entitled the "TeleServices Stock Option Plan," as may be amended from time to time (the "Plan"). The shares to be issued pursuant to the Plan and the shares underlying any grant of option thereunder have been registered with the Securities and Exchange Commission under a Registration Statement on Form S-8 (Registration No. 333-52271) filed on May 8, 1998, which registered 12,000,000 shares for issuance under the Plan, which contained a reoffer prospectus, and a subsequent Registration Statement on Form S-8 which registered an additional 8,000,000 shares for issuance under the Plan, of which this revised reoffer prospectus is a part.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         Futro & Trauernicht, LLC, Attorneys and Counselors at Law (the "Firm"), has acted as counsel to the Company and has given its opinion as to the validity of the securities registered with the Registration Statement hereunder, which opinion appears at Exhibit 5.7 thereto. The Firm, or members of the Firm, may in the future be issued shares or options to purchase shares pursuant to the Plan, which shares of Common Stock may be restricted or registered pursuant to the Registration Statement.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on the 25th day of June, 1998.


                                     TELESERVICES INTERNATIONAL GROUP INC.



                                     By: /s/ Robert P. Gordon
                                         ---------------------------------
                                         Robert P. Gordon, Chairman


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



                                     By: /s/ Robert P. Gordon
                                         --------------------------------
                                         Robert P. Gordon, Chairman,
                                         Interim Chief Financial
                                         Officer (principal accounting
                                         officer), Director

                                     Dated:  June 25, 1998


                                     By: /s/ Paul W. Henry
                                         --------------------------------
                                         Paul W. Henry, Secretary,
                                         Treasurer, Director

                                     Dated:  June 25, 1998

                                  EXHIBIT INDEX



         Exhibit Number        Description
         --------------        -----------

              4.1 The Company's Articles of Incorporation, as amended, which define the rights of holders of the equity securities being registered. (Incorporated by reference to Exhibit 3.5 to the Company's Form 10-QSB for the quarter ended March 31, 1997.)

              4.2 The Company's Bylaws, as amended, which define the rights of holders of the equity securities being registered. (Incorporated by reference to Exhibit 3.3 to the Company's Current Report on Form 8-K dated October 17, 1996 and filed October 23, 1996.)

              5.7              Opinion  of  Counsel,  Futro  & Trauernicht, LLC.
                               (Filed herewith.)

              10.3 TeleServices Stock Option Plan. (Incorporated by reference to Exhibit 10.3 to the Company's Registration Statement of Form S-8, Registration No. 333-52271, filed May 8, 1998.)

              23.15            Consent   of   Schumacher   &  Associates,  Inc.,
                               Certified  Public  Accountants. (Filed herewith.)

              23.16            Consent of Futro & Trauernicht, LLC. (Included in
                               Exhibit 5.7.)